Exhibit 2.2

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2024, by and among Aetherium Capital Holdings LLC, a Delaware limited liability company (“Sponsor”), Aetherium Acquisition Corp., a Delaware corporation (“Purchaser”), Capital A Berhad, a Malaysian company (“Parent”), and Capital A International, a Cayman Islands exempted company (“Pubco”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the BCA (as further defined below).

WHEREAS, contemporaneously herewith, Purchaser, Parent, Pubco, Aether Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Pubco (“Merger Sub”), and Brand AA Sdn Bhd, a Malaysian company and a wholly-owned Subsidiary of Parent (the “Company”) have entered into that certain Business Combination Agreement (the “BCA”) pursuant to which, upon the terms and subject to the conditions set forth in the BCA, (a) Parent, the Company and Pubco will effect the Company Brand Disposal and (b) Merger Sub will merge with and into Purchaser, with Purchaser continuing as the surviving corporation, as a result of which Purchaser shall become a wholly-owned subsidiary of Pubco (the “Merger” and, together with the Company Brand Disposal and collectively with the other transactions contemplated by the BCA and the Ancillary Documents, the “Transactions”);

WHEREAS, as of the date hereof, Sponsor owns (i) 3,403,500 shares of Purchaser Common Stock (all such shares of Purchaser Common Stock and any shares of Purchaser Common Stock of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement being referred to herein as the “Shares”) and (ii) 528,500 Purchaser Warrants (all such Purchaser Warrants and any Purchaser Warrants of which ownership of record is hereafter acquired by Sponsor prior to the termination of this Agreement being referred to herein as the “Warrants”);

WHEREAS, in connection with Purchaser’s initial public offering, Purchaser, Sponsor and certain other parties thereto entered into a letter agreement, dated as of December 29, 2021 (the “Insider Letter”), pursuant to which Sponsor and certain other parties thereto agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the securities of Purchaser owned by them; and

WHEREAS, in order to induce Parent, Pubco, the Company, and Merger Sub to enter into the BCA, Sponsor is executing and delivering this Agreement.

NOW, THEREFORE, in consideration of the foregoing, which are incorporated into this Agreement as if fully set forth below, and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Vote. Sponsor, with respect to the Shares, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Parent may request in connection therewith), irrevocably and unconditionally, to:

(a) vote at the Special Meeting, or any other meeting of the stockholders of Purchaser, and in any action by written consent of the stockholders of Purchaser, all of the Shares (i) in favor of the approval and adoption of the BCA, the Ancillary Documents and the Transactions, (ii) in favor of Purchaser Stockholder Approval Matters and any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the stockholders of Purchaser, and (iii) against (A) any Acquisition Proposal relating to an Alternative Transaction with respect to Purchaser and any and all other proposals (x) for a Business Combination involving Purchaser with other Person(s) (y) that could reasonably be expected to in any material respect delay or impair the ability of Purchaser to consummate any of the Transactions, or (z) which are in competition with or materially inconsistent with the BCA or the Ancillary Documents or (B) any action or proposal involving Purchaser or Sponsor that is intended, or would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the BCA not being fulfilled;

(b) execute and deliver all related documentation and take such other action in support of the BCA, the Ancillary Documents and the Transactions, as shall reasonably be requested by Parent, in order to carry out the terms and provision of this Section 1, including, without limitation, the execution and delivery of any applicable Ancillary Documents, customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents; and

(c) except as contemplated by the BCA or the Ancillary Documents, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote (other than a proxy granted to a representative of Sponsor to attend the vote of a meeting which is voted in accordance with this Agreement).

2. No Transfer. Sponsor agrees that it shall not, and shall cause its Affiliates not to, except as otherwise contemplated pursuant to the BCA, directly or indirectly, (a) sell, assign, transfer (including by operation of law), redeem, lien, pledge, distribute, dispose of or otherwise encumber any of the Shares or Warrants (collectively, a “Transfer”) or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Shares or Warrants into a voting trust, enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto (other than a proxy granted to a representative of Sponsor to attend and vote at a meeting which is voted in accordance with this Agreement), (c) or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of any Shares or Warrants or (d) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Sponsor’s ability to perform its obligations hereunder.

3. No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause or demand that Purchaser redeem any Shares now or at any time legally or beneficially owned by Sponsor, or submit, tender, or surrender any of its Shares for redemption.

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4. Waiver of Anti-Dilution Protection. Sponsor hereby waives (and agrees to execute such documents or certificates evidencing such waiver as Purchaser, Parent and/or Pubco may reasonably request), forfeits, surrenders and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, (a) the ability to adjust the Initial Conversion Ratio (as defined in Purchaser Charter) pursuant to Section 4.3(b)(ii) of the SPAC Charter in connection with the Transactions, or (b) any other anti-dilution rights or similar protection with respect to its Shares. Sponsor acknowledges and agrees that (i) this Section 4 shall constitute written consent waiving, forfeiting and surrendering the adjustment to the Initial Conversion Ratio pursuant to Section 4.3(b)(ii) of Purchaser Charter in connection with the Transactions and any other anti-dilution rights or similar protection with respect to its Shares; and (ii) such waiver, forfeiture and surrender granted hereunder shall only terminate upon the termination of this Agreement.

5. Insider Letter. Each of Sponsor and Purchaser shall comply with, and fully perform all of its obligations, covenants, and agreements set forth in the Insider Letter. Without the prior written consent of the Company, each of Sponsor and Purchaser hereby agree that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary the Insider Letter, except as otherwise provided for under this Agreement, the Merger Agreement or any Ancillary Documents.

6. Excise Tax. Each of Sponsor and Purchaser shall use its reasonable best efforts to reduce any liability resulting from any Excise Taxes incurred by Purchaser, including in connection with any buyback of Purchaser Common Stock, the Redemptions or the Transactions. Notwithstanding the foregoing, Purchaser agrees to timely pay, or cause to be paid, any and all such Excise Taxes, including any such Excise Taxes incurred by Purchaser prior to or after the Closing, which shall be paid as follows (and in the following order): (a) first, if (i) approved by the requisite vote of the stockholders of Purchaser at the special meeting of such stockholders to be held on March 5, 2024, and (ii) permitted by (u) the Purchaser Charter, (x) applicable Law, (y) the terms of, and subject to, the Trust Agreement, and (z) the Trustee (and subject to the approval of the Trustee), from the withdrawal of interest from the Trust Account, (b) second, from the net amount, if any, raised from the PIPE Investment pursuant to Section 7.19 of the BCA or any other equity financing that is consummated prior to, or simultaneously with, the Closing, and (c) third, if there is any amount of Excise Tax liability that is still outstanding and/or unpaid after applying Sections 6(a) and (b) above prior to or after the Closing Date, Sponsor agrees to transfer, directly or constructively (including pursuant to a forfeiture and reissuance), to Purchaser or such other Person(s) as determined by Parent, a number of shares of Purchaser Common Stock equal to the quotient of (A) the amount of such outstanding and/or unpaid Excise Tax liability paid by Purchaser pursuant to this Section 6(c) divided by (B) $10.00.

7. Working Capital Loans. Purchaser and Sponsor agree that, at and in connection with the Closing, any and all amounts outstanding under any Working Capital Loans (which, Purchaser and Sponsor agree shall not exceed an aggregate amount of $2,000,000) shall be repaid as follows (and in the following order): (a) first, from any funds in the Trust Account, (b) second, for any remaining unpaid balance of such Working Capital Loans after applying Section 7(a) above, from the net amount, if any, raised from the PIPE Investment pursuant to Section 7.19 of the BCA or any other equity and equity linked financing that is consummated prior to, or simultaneously with, the Closing, (c) third, for any remaining unpaid balance of such Working Capital Loans after applying Sections 7(a) and (b) above, Sponsor shall convert such remaining unpaid balance (not to exceed $1,500,000) into Purchaser Units, and (d) fourth, Sponsor shall forgive (and execute such documents or certificates evidencing such forgiveness as Parent may reasonably request), any such amounts that remain outstanding under such Working Capital Loans (including, for the avoidance of doubt, any such Working Capital Loans in excess of $2,000,000) after applying Section 7(c) above.

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8. Expense Reimbursement. If the BCA is terminated pursuant to its terms, Sponsor shall reimburse Parent in cash for any and all Expenses of Purchaser that shall have been paid by Parent or its Affiliates on behalf of Purchaser, whether before or after the execution of the BCA.

9. Manage Redemptions. From the date hereof and until the termination of this Agreement, Sponsor shall use its reasonable best efforts to (i) retain funds in the Trust Account and (ii) minimize and mitigate Redemptions, including entering into non-redemption agreements with certain stockholders of Purchaser and otherwise utilizing its Shares and Warrants, in each case, in connection with such reasonable best efforts, including directly transferring or constructively (if applicable, pursuant to a forfeiture and reissuance) the Shares and/or Warrants to such stockholders of Purchaser.

10. PIPE Investment. From the date hereof and until the termination of this Agreement, Sponsor shall use its reasonable best efforts to raise the PIPE Investment, including utilizing its Shares and Warrants in connection with such reasonable best efforts, including directly transferring or constructively (if applicable, pursuant to a forfeiture and reissuance) the Shares and/or Warrants to any such PIPE Investment investors.

11. Representations and Warranties. Sponsor represents and warrants to Parent and Pubco as follows:

(a) Sponsor has received and reviewed a copy of the BCA.

(b) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares or Warrants (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of Sponsor), or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s Organizational Documents.

(c) Sponsor owns of record and has good, valid and marketable title to all of the Shares and Warrants free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of Sponsor) and has the sole power (as currently in effect) to vote the Shares and has the full right, power and authority to sell, transfer and deliver the Shares and Warrants. Sponsor does not own, directly or indirectly, (i) any other shares of Purchaser capital stock other than the Shares or (ii) any options, warrants or other rights to acquire any additional shares of the capital stock of Purchaser or any security exercisable for or convertible into the capital stock of Purchaser other than the Warrants.

(d) Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Sponsor.

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(e) There is no Action pending, or, to the knowledge of Sponsor, threatened, against Sponsor in writing that would reasonably be expected to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement or the Transactions.

12. Other Covenants and Agreements.

(a) At or prior to the Effective Time, Sponsor will deliver to Purchaser, Parent, and Pubco a duly executed copy of the Registration Rights and Lock-Up Agreement.

(b) Sponsor agrees to and shall be bound by and subject to Section 8.6 (No Solicitation), Section 8.13 (Public Announcements), Section 8.14 (Confidential Information), Section 8.22 (Deferred Underwriting Fees) and Section 11.1 (Waiver of Claims Against Trust) of the BCA to the same extent as such provisions apply to Purchaser, as if Sponsor was directly party thereto.

(c) Sponsor hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Business Combination that Sponsor may have by virtue of ownership of the Shares and agrees not to commence or participate in any claim, derivative or otherwise, against Purchaser relating to the negotiation, execution or delivery of this Agreement or the BCA or the consummation of the Business Combination.

(d) Sponsor agrees not to take or agree or commit to take any action that would make any representation or warranty of Sponsor contained in this Agreement inaccurate in any material respect. Sponsor further agrees that it shall use its reasonable best efforts to cooperate with Parent, Pubco, and Purchaser to effect the Transactions, the BCA, the Ancillary Documents, and the provisions of this Agreement.

13. Termination. Other than Section 5, which shall terminate in accordance with the terms of the Insider Letter and Section 6, which shall terminate when the Excise Tax liability has been paid in full and is no longer outstanding, this Agreement, and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the BCA in accordance with its terms; or (c) the mutual written agreement of Parent, Pubco and Purchaser. Other than pursuant to (i) Section 5, which shall terminate in accordance with the terms of the Insider Letter, and (ii) Section 6, which shall terminate when the Excise Tax liability has been paid in full and is no longer outstanding, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

14. Miscellaneous.

(a) Except as otherwise provided herein or in the BCA or any Ancillary Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

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(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, e-mail, facsimile or other electronic means, with affirmative confirmation of receipt, one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, or three (3) Business Days after being mailed, if sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14(b)):

If to Purchaser, to:

Aetherium Acquisition Corp.

79B Pemberwick Rd.

Greenwich, CT 06831

Attention: Jonathan Chan, CEO

Telephone: (650) 450-6836

E-mail: jonathan.chan@aetheriumcapital.com

with a copy (which shall not constitute notice) to:

Rimôn PC
1990 K Street, NW Suite 420

Washington, DC, 20006

Attn: Debbie Klis, Esq. & Ben Aguilera

Facsimile No.: (202) 935-3390
Telephone No.: (202) 935-3390
Email: debbie.klis@rimonlaw.com;

benjamin.aguilera@rimonlaw.com

If to Sponsor, to:

Aetherium Capital Holdings LLC

79B Pemberwick Rd.

Greenwich, CT 06831

Attention: Jonathan Chan, Manager

Telephone: (650) 450-6836

E-mail: jonathan.chan@aetheriumcapital.com

with a copy (which shall not constitute notice) to:

Rimôn PC
1990 K Street, NW Suite 420

Washington, DC, 20006

Attn: Debbie Klis, Esq. & Ben Aguilera

Facsimile No.: (202) 935-3390
Telephone No.: (202) 935-3390
Email: debbie.klis@rimonlaw.com;

benjamin.aguilera@rimonlaw.com

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If to Parent or Pubco, to:

Capital A Berhad
Lot 4, Level 2, Stesen Sentral

Kuala Lumpur, 50470, Malaysia

Attn: Tony Fernandes

Email: [___]

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Avenue

New York, NY, 10016

Attn: Alan Annex; Marc M. Rossell; Adam Namoury

Email: alan.annex@gtlaw.com;

rosselm@gtlaw.com;

adam.namoury@gtlaw.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the BCA and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance, and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

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(g) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings (collectively, “Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 14(b). Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(h) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(i) This Agreement may be executed and delivered (including by facsimile or electronic portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

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(k) This Agreement shall not be effective or binding upon Sponsor until such time as the BCA is executed by each of the parties thereto.

(l) If, and as often as, there are any changes in Purchaser or Purchaser Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Purchaser, Sponsor and the Shares as so changed, and the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(m) The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n) Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Purchaser, Parent, Pubco and Sponsor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(o) Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

(p) This Agreement is intended to create a contractual relationship among Sponsor, Parent, Pubco and Purchaser, and is not intended to create, and does not create, any agency, partnership, joint venture, or any like relationship among the parties hereto or among any other stockholders of Purchaser entering into voting agreements with Parent, Pubco or Purchaser. Sponsor has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in Parent, Pubco or Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Shares or Warrants.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PURCHASER:

AETHERIUM ACQUISITION CORP.

By:	/s/ Jonathan Chan
Name:	Jonathan Chan
Title:	Chief Executive Officer

SPONSOR:

AETHERIUM CAPITAL HOLDINGS LLC

By:	/s/ Jonathan Chan
Name:	Jonathan Chan
Title:	Member

PARENT:

CAPITAL A BERHAD

By:	/s/ Tony Fernandes
Name:	Tony Fernandes
Title:	Chief Executive Officer

PUBCO:

CAPITAL A INTERNATIONAL

By:	/s/ Aireen Omar
Name:	Aireen Omar
Title:	Director

[Signature Page to Sponsor Support Agreement]